Exhibit 99.8(g)

Amendment No. 4 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

National Integrity Life Insurance Company

Touchstone Securities, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), National Integrity Life Insurance Company (the “Company” or “you”), and Touchstone Securities, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated January 6, 2003, and subsequently amended May 3, 2004, January 1, 2006 and May 1, 2007 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

NOW, THEREFORE, in consideration of past and prospective business relations, the parties hereby amend the Agreement as follows:

1.                                       Section 4.5 is amended and restated in its entirety as follows:

“4.5         We shall provide you, at our expense, with copies of any Trust-sponsored proxy materials in such quantity as you shall reasonably require for distribution to Contract owners who are invested in a designated subaccount.  We shall reimburse you for usual, customary and reasonable bulk rate postage costs of mailing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners provided that you give us copies of appropriate invoices you have received for such costs.”

2.                                       All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of November 29, 2007.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE
PRODUCTS TRUST

By:
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:
	Name:	Thomas Regner
	Title:	Senior Vice President

The Company:	NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:
	Name:	Kevin L. Howard
Title: Senior Vice President and General Counsel

The Distributor:	Touchstone Securities, Inc

	By:	++
	Name:	Richard K. Taulbee
Title: Vice President